Exhibit 107

Calculation of Registration Fee Table

Form S-8

(Form Type)

Spire Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $1.00 per share(1)	457(c) and (h)	1,500,000	$70.695	$106,042,500	0.00015310	$16,235.11
	Total Offering Amounts					$106,042,500		$16,235.11
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$16,235.11

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities that may become issuable under the Spire 2025 Equity Incentive Plan (the “Plan”) by reason of any stock split, stock dividend, recapitalization or similar transaction.

(2)	Represents the common stock, par value $1.00 per share (“Common Stock”) of Spire Inc. issuable pursuant to the Plan being registered hereby.
(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act. The price for the Common Stock being registered hereby is based on a price of $70.965, the average of the high and low trading prices of the Common Stock as reported by the New York Stock Exchange on February 3, 2025, which is within five business days prior to the date of filing this Registration Statement.